Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2019 Operating Results
Fourth Quarter Summary

•	Net income of $440 thousand, or $0.02 per fully diluted share

•	Total new loan commitments of $61.5 million and loan fundings of $45.0 million

•	Total loans decreased $34.2 million, or 2.9%, from September 30, 2019

•	Noninterest-bearing deposits decreased $28.6 million, or 6.7%, from September 30, 2019

•	Provision for loan and lease losses of $3.8 million primarily as a result of net charge-offs of $2.2 million and an increase in classified and non-performing loans

Fiscal 2019 Summary and Highlights

•	Net income of $5.7 million, or $0.24 per fully diluted share

•	Total loans increased by $32.5 million, or 3.0% from December 31, 2018

•	Noninterest-bearing deposits increased $56.6 million, or 16.6%, from December 31, 2018

•	Provision for loan and lease losses of $9.2 million primarily as a result of net charge-offs of $9.0 million and an increase in classified and non-performing loans

COSTA MESA, Calif., January 27, 2020 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months and year ended December 31, 2019.
For the fourth quarter of 2019, the Company reported net income of $440 thousand, or $0.02 per fully diluted share. This compares to net income of $1.63 million, or $0.07 per fully diluted share, in the third quarter of 2019, and net income of $4.36 million, or $0.19 per fully diluted share, in the fourth quarter of 2018. The decrease in net income, as compared to the three months ended September 30, 2019, is primarily attributable to an increase in our provision for loan and lease losses as a result of net charge-offs of $2.2 million and an increase in classified and non-performing loans, in addition to decreased interest income resulting from the reversal of interest on loans placed on nonaccrual and the declining interest rate environment in the fourth quarter. The decrease in net income, as compared to the three months ended December 31, 2018, is primarily attributable to the provision for loan and lease losses of $3.8 million for the three months ended December 31, 2019, compared to no provision taken for the three months ended December 31, 2018, as well as increased non-interest expense in comparison to the fourth quarter of 2018, which included a recovery of legal fees attributable to a loan relationship that was fully charged off in a previous year.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “During the fourth quarter, we continued to evaluate all areas of our operations to identify opportunities for improved performance. As part of our review of credit administration, we identified the need to take actions on a number of loans that resulted in elevated charge-offs and provision expense that impacted our earnings for the quarter. We are committed to having a conservative approach in evaluating all of our credit processes to ensure that they meet our targeted risk profile.

Exhibit 99.1

“We continued to see positive trends in many other areas during the fourth quarter including managing our deposit costs and maintaining disciplined expense control. Our success in lowering our deposit costs helped us to maintain a relatively stable net interest margin despite the impact of the Fed Funds rate cuts in September and October. We believe our balance sheet is well positioned for the Company to see a stable to increasing net interest margin this year, assuming no additional changes in the Fed Funds rate.
“Our focus in 2020 will be enhancing the productivity of our relationship managers, continuing to build our roster of commercial clients, improving our efficiency ratio, and maintaining pricing and credit discipline in our new loan production. As we successfully execute on these strategies, we believe we can deliver improved profitability and a higher level of returns for our shareholders,” said Mr. Dinsmore.

Results of Operations
The following table shows our operating results for the three months and year ended December 31, 2019, as compared to the three months ended September 30, 2019 and the three months and year ended December 31, 2018. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
	($ in thousands)
Total interest income	$16,277	$16,767	$16,395	$65,677	$62,542
Total interest expense	3,734	4,024	3,793	16,121	13,620
Net interest income	12,543	12,743	12,602	49,556	48,922
Provision for loan and lease losses	3,750	2,100	—	9,150	—
Total noninterest income	1,369	1,342	1,328	5,588	4,635
Total noninterest expense	9,790	9,697	9,135	38,179	36,970
Income tax (benefit) provision	(68)	658	431	2,135	(10,752)
Net income	$440	$1,630	$4,364	$5,680	$27,339

Net Interest Income
Q4 2019 vs Q3 2019. Net interest income decreased $200 thousand, or 1.6%, for the three months ended December 31, 2019 as compared to the three months ended September 30, 2019 primarily as a result of:

•
A decrease in interest income of $490 thousand, or 2.9%, primarily attributable to a decrease in interest earned on short-term investments as a result of a lower average balance, a reversal of $82 thousand of interest income related to loans put on nonaccrual, and decreased average yields on earning assets as a result of a declining interest rate environment during the three months ended December 31, 2019 as compared to the three months ended September 30, 2019; partially offset by

•
A decrease in interest expense of $290 thousand, or 7.2%, primarily attributable to a decrease in the rates of interest paid on deposits as we managed our costs in correlation with the two Fed Funds rate cuts during the three months ended December 31, 2019 as compared to the three months ended September 30, 2019.

Our net interest margin decreased to 3.57% for the three months ended December 31, 2019 as compared to 3.62% for the three months ended September 30, 2019. The decrease is primarily attributable to a declining interest rate environment during the fourth quarter, partially offset by loan growth including a commercial real estate loan portfolio purchase which resulted in an increase to loan interest income even though the yield on loans decreased. Also contributing to the decrease in net interest margin was an increase in the average balance of loans placed on nonaccrual during the fourth quarter.

Q4 2019 vs Q4 2018. Net interest income decreased $59 thousand, or 0.5%, for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018 primarily as a result of:

•
A decrease in interest income of $118 thousand, or 0.7%, primarily attributable to a decrease in interest earned on short-term investments as a result of a lower average balance and a decrease in the average yield on earning assets as a result of the declining interest rate environment during the three months ended December 31, 2019 as compared to the three months ended December 31, 2018; partially offset by

•
A decrease in interest expense of $59 thousand, or 1.6%, primarily attributable to a decrease in the rates of interest paid on our non-maturing interest bearing deposits for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018, which was in correlation with the declining interest rate environment in the fourth quarter of 2019 compared to rising interest rates in the same period of 2018. Also contributing to the decrease was a change in our mix of deposits from higher cost certificates of deposit to non-maturing interest and non-interest bearing deposits.

YTD 2019 vs YTD 2018. Net interest income increased $634 thousand, or 1.3%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily as a result of:

•
An increase in interest income of $3.1 million, or 5.0%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields during the year ended December 31, 2019 as compared to the year ended December 31, 2018, which was primarily the result of the rising interest rate environment through early 2019, which was partially offset by declining interest rates in the second half of 2019, and a decrease of $1.6 million in interest recoveries on loans that had been on nonaccrual status but were paid in full during the twelve months ended December 31, 2018; partially offset by

•
An increase in interest expense of $2.5 million, or 18.4%, primarily attributable to an increase in the rates of interest paid on our deposits and other borrowings for the year ended December 31, 2019 as compared to the year ended December 31, 2018, which was the result of our decision to increase the rate of interest paid on our non-maturity interest bearing deposits and our certificates of deposit while in a rising interest rate environment, partially offset by rate decreases when interest rates began to fall in the latter half of the year, in addition to increased deposits due to new client acquisition and strong organic growth.

Provision for Loan and Lease Losses
Q4 2019 vs Q3 2019. We recorded a $3.8 million provision for loan and lease losses during the three months ended December 31, 2019 as a result of net charge-offs primarily related to one commercial loan relationship and an increase in classified and non-performing loans during the quarter. We recorded a $2.1 million provision for loan and lease losses during the three months ended September 30, 2019 as a result of net charge-offs, an increase in classified loans, and growth in our loan portfolio during the quarter. During the three months ended December 31, 2019, we had net charge-offs of $2.2 million compared to net charge-offs of $1.5 million for the three months ended September 30, 2019.
Q4 2019 vs Q4 2018. We recorded a $3.8 million provision for loan and lease losses during the three months ended December 31, 2019 as a result of net charge-offs primarily related to one commercial loan relationship and an increase in classified and non-performing loans during the quarter. We recorded no provision for loan and lease losses during the three months ended December 31, 2018 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
YTD 2019 vs YTD 2018. We recorded a $9.2 million provision for loan and lease losses during the year ended December 31, 2019 as a result of total net charge-offs of $9.0 million, an increase in classified and non-performing loans, and growth in our loan portfolio during the year. We recorded no provision for loan and lease losses during the year ended December 31, 2018 primarily as a result of reserves for new loan growth being offset by a decline in the level of classified assets.
Noninterest Income
Q4 2019 vs Q3 2019. Noninterest income increased $27 thousand, or 2.0%, for the three months ended December 31, 2019 as compared to the three months ended September 30, 2019, primarily resulting from an increase in other non-interest income, partially offset by a decrease in gain on sale of SBA loans.
Q4 2019 vs Q4 2018. Noninterest income increased by $41 thousand, or 3.1%, for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018, primarily as a result of an increase of $163 thousand in gain on sale of SBA loans and an increase of $107 thousand in service fees, partially offset by a decrease of $229 thousand of other non-interest income during the fourth quarter of 2019 as compared to the same period in 2018.
YTD 2019 vs YTD 2018. Noninterest income increased $953 thousand, or 20.6%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily as a result of:

•	An increase of $1.0 million in gain on sale of SBA loans during the year ended December 31, 2019 as compared to the same period in 2018; and

•	An increase of $233 thousand in deposit related fees, credit card fees and loan service fees during the year ended December 31, 2019 as compared to the same period in 2018; partially offset by

•	A decrease of $223 thousand in other non-interest income during the year ended December 31, 2019 as compared to the same period in 2018; and

•	A gain of $48 thousand on the sale of securities available for sale during the year ended December 31, 2018 that did not occur in the same period in 2019.
Noninterest Expense
Q4 2019 vs Q3 2019. Noninterest expense increased $93 thousand, or 1.0%, for the three months ended December 31, 2019 as compared to the three months ended September 30, 2019, primarily as a result of:

•
An increase of $94 thousand in salaries and employee benefits primarily related to severance payments made to former executives during the fourth quarter, partially offset by a decrease in our accrual for incentive compensation; and

•	An increase of $97 thousand in other non-interest expense primarily related to increased data processing expenses as a result of higher credit card and deposit volume in the fourth quarter; offset by

•
A decrease of $240 thousand in our professional fees primarily related to higher legal fees during the third quarter compared to legal fees partially offset by recoveries during the fourth quarter of 2019; and

•	A decrease of $71 thousand in our FDIC expense during the three months ended December 31, 2019 as compared to the three months ended September 30, 2019 as the result of a lower rate and rebate.

Q4 2019 vs Q4 2018. Noninterest expense increased $655 thousand, or 7.2%, for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018, primarily as a result of:

•
An increase of $451 thousand in our professional fees primarily related to higher legal fees during the fourth quarter of 2019 compared to a credit balance for legal fees in the fourth quarter of 2018 as the result of a recovery attributable to the payoff of a loan relationship during that period that was fully charged off in previous years; and

•	An increase of $69 thousand in our data processing fees primarily related to a higher credit card and deposit volume in the fourth quarter of 2019; and

•	An increase of $300 thousand in salaries and employee benefits primarily related to severance payments made to former executives during the fourth quarter of 2019; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the three months ended December 31, 2019 as compared to the three months ended December 31, 2018; partially offset by

•	A decrease of $96 thousand in our FDIC insurance expenses as the result of a lower rate and rebate; and

•	A decrease of $131 thousand in other real estate owned expenses during the three months ended December 31, 2019 as compared to the three months ended December 31, 2018.

YTD 2019 vs YTD 2018. Noninterest expense increased $1.2 million, or 3.3%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018, primarily as a result of:

•
An increase of $1.5 million in our professional fees primarily related to higher legal fees in 2019 and the recovery of legal fees attributable to the payoff of a loan relationship in 2018 that was previously on nonaccrual status; and

•	An increase of $247 thousand in occupancy and equipment expense related to building and equipment maintenance; and

•	An increase of $503 thousand in data processing fees primarily related to a higher credit card and deposit volume; and

•	An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and business development; partially offset by

•
A decrease of $338 thousand in salaries and employee benefits primarily related to a decrease in employee benefits and incentive compensation partially offset by severance payments and acceleration of equity awards of a former executive; and

•	A decrease of $500 thousand in our FDIC insurance expenses as the result of a lower rate and rebate.

Income tax provision (benefit)
For the three months and year ended December 31, 2019, we had an income tax benefit of $68 thousand and income tax expense of $2.1 million, respectively. The income tax benefit during the three months ended December 31, 2019 is the result of an adjustment to our deferred tax asset related to the true up of stock based compensation. The income tax expense during the year ended December 31, 2019 is primarily a result of our operating income partially offset by the adjustment made in the fourth quarter. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at December 31, 2019.
For the three months and year ended December 31, 2018, we had an income tax expense of $431 thousand and an income tax benefit of $10.8 million, respectively. The income tax expense during the three months ended December 31, 2018 is a result of the true up of our income tax provision. The income tax benefit during the year ended December 31, 2018 is a result of our net income during the year and the release of our full valuation allowance of $11.1 million on our net deferred tax asset during the second quarter of 2018. During that period, management performed an evaluation and determined that the valuation allowance that was previously established on the balance of our deferred tax asset was no longer required and the entire $11.1 million allowance was released. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at December 31, 2018.

Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2019, gross loans totaled approximately $1.13 billion, which represented a decrease of $34.2 million, or 2.9%, compared to gross loans outstanding at September 30, 2019, and an increase of $32.5 million, or 3.0%, compared to gross loans outstanding at December 31, 2018. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2019, September 30, 2019, and December 31, 2018.

	December 31, 2019		September 30, 2019		December 31, 2018
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$409,420	36.2%	$434,249	37.4%	$444,441	40.7%
Commercial real estate loans - owner occupied	219,483	19.5%	216,848	18.7%	211,645	19.3%
Commercial real estate loans - all other	208,283	18.5%	220,170	19.0%	226,441	20.7%
Residential mortgage loans - multi-family	176,523	15.7%	173,275	14.9%	97,173	8.9%
Residential mortgage loans - single family	18,782	1.7%	18,720	1.6%	21,176	1.9%
Construction and land development loans	2,981	0.3%	6,110	0.5%	38,496	3.5%
Consumer loans	90,867	8.1%	91,198	7.9%	54,514	5.0%
Gross loans	$1,126,339	100.0%	$1,160,570	100.0%	$1,093,886	100.0%

The decrease of $34.2 million in gross loans during the fourth quarter of 2019 was primarily a result of loan payoffs of $81.9 million and charge offs of $2.6 million, partially offset by total new organic loan fundings of $45.0 million. The charge offs of $2.6 million primarily related to one commercial loan relationship.
During the fourth quarter of 2019, we secured new client relationships with commercial loan commitments of $25.6 million, of which $12.9 million were funded at December 31, 2019. Our total commercial loan commitments decreased to $690.6 million at December 31, 2019 from $725.4 million at September 30, 2019, while the utilization rate of commercial loan commitments decreased to 59.1% at December 31, 2019 from 59.7% at September 30, 2019.

Deposits

	December 31, 2019	September 30, 2019	December 31, 2018
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$397,000	$425,596	$340,406
Interest-bearing checking accounts	108,941	106,325	64,144
Money market and savings deposits	416,751	418,807	460,355
Certificates of deposit	276,878	262,368	271,097
Totals	$1,199,570	$1,213,096	$1,136,002

The increase in total deposits of $63.6 million, or 5.6%, during the year ended December 31, 2019 from December 31, 2018 is primarily attributable to our strategy to focus on operating companies and helping them succeed. Deposit growth was driven by an increase of $101.4 million, or 25.1%, in total checking accounts, partially offset by a decrease of $37.8 million, or 5.2%, in higher costing money market, savings, and certificates of deposit accounts.
The decrease in total deposits from September 30, 2019 to December 31, 2019 is primarily attributable to a decrease of $26.0 million in total checking accounts and a decrease of $2.1 million in money market and savings deposits, partially offset by a $14.5 million increase in certificates of deposit accounts. The increase in our certificates of deposit accounts is primarily the result of our decision to offer a higher rate of interest in order to increase liquidity. Lower priced core deposits decreased to 77% of total deposits, while higher priced certificates of deposits increased to 23% of total deposits at December 31, 2019, as compared to 78% and 22%, respectively at September 30, 2019.

Asset Quality
Nonperforming Assets

	2019		2018
	December 31	September 30	December 31
	($ in thousands)
Total non-performing loans	$15,682	$13,209	$4,226
Other real estate owned	—	—	1,173
Other non-performing assets	164	138	91
Total non-performing assets	$15,846	$13,347	$5,490
90-day past due loans	$533	$86	$4,273
Total classified assets	$32,594	$32,024	$7,937
Allowance for loan and lease losses	$13,611	$12,086	$13,506
Allowance for loan and lease losses /gross loans	1.21%	1.04%	1.23%
Allowance for loan and lease losses /total assets	0.96%	0.84%	1.00%
Ratio of allowance for loan and lease losses to non-performing loans	86.79%	91.50%	319.59%
Ratio of non-performing assets to total assets	1.12%	0.93%	0.41%
Net quarterly charge-offs (recoveries) to gross loans	0.20%	0.13%	—%
December 31, 2019 vs September 30, 2019. Non-performing assets at December 31, 2019 increased $2.5 million from September 30, 2019 primarily as a result of an increase in non-performing loans. The increase in our non-performing loans during the three months ended December 31, 2019 resulted from the addition of $5.7 million of commercial and consumer loans, partially offset by principal payments of $594 thousand and charge-offs of $2.6 million. As a result of this increase to non-performing loans, the ratio of nonperforming assets to total assets increased from 0.93% at September 30, 2019 to 1.12% at December 31, 2019. The ratio of allowance for loan and lease losses to non-performing loans decreased to 86.79% at December 31, 2019, from 91.50% at September 30, 2019, as a result of a greater increase to non-performing loans than the increase to allowance for loan and lease losses during the fourth quarter.
Our classified assets increased by $570 thousand from $32.0 million at September 30, 2019 to $32.6 million at December 31, 2019. The increase this quarter is primarily related to additions of $8.9 million during the three months ended December 31, 2019, partially offset by principal payments of $5.7 million, charge-offs of $2.7 million, and the transfer to other assets of $26 thousand during the same period. The additions to classified loans during the three months ended December 31, 2019 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the previous quarter.
December 31, 2019 vs December 31, 2018. Non-performing assets at December 31, 2019 increased $7.2 million from December 31, 2018 primarily as a result of an increase in non-performing loans to $15.7 million in the current quarter from $4.2 million the prior year. As a result of this increase to non-performing loans, the ratio of nonperforming assets to total assets increased from 0.41% at December 31, 2018 to 1.12% at December 31, 2019. The ratio of allowance for loan and lease losses to non-performing loans decreased to 86.79% at December 31, 2019, from 319.59% at December 31, 2018, as a result of the significant increase to non-performing loans compared to an increase of $105 thousand to the allowance for loan and lease losses for the same period.
Our classified assets increased by $24.7 million from $7.9 million at December 31, 2018 to $32.6 million at December 31, 2019. The additions to classified loans during the three months ended December 31, 2019 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the previous quarter.

Allowance for loan and lease losses

	2019				2018
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Balance at beginning of quarter	$12,086	$11,474	$11,514	$13,506	$13,463
Charge offs	(2,608)	(1,551)	(127)	(5,698)	(922)
Recoveries	383	63	87	406	965
Provision	3,750	2,100	—	3,300	—
Balance at end of quarter	$13,611	$12,086	$11,474	$11,514	$13,506
At December 31, 2019, the allowance for loan and lease losses (“ALLL”) totaled $13.6 million, which was approximately $1.5 million more than at September 30, 2019 and $105 thousand more than at December 31, 2018. The ALLL activity during the three months ended December 31, 2019 included net charge-offs of $2.2 million. There was a $3.8 million provision for loan and lease losses during the period, primarily attributable to the net charge-offs during the quarter and an increase in classified loans, partially offset by a favorable change in the composition of loan categories during the three months ended December 31, 2019. The ratio of the ALLL-to-total loans outstanding as of December 31, 2019 was 1.21% as compared to 1.04% and 1.23% as of September 30, 2019 and December 31, 2018, respectively.

Capital Resources
At December 31, 2019, the Bank had total regulatory capital of $171.6 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 13.8% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at December 31, 2019, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At December 31, 2019		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$171,613	13.8%	$123,938	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$157,652	12.7%	$80,560	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$157,652	12.7%	$99,151	At least 8.0

Tier 1 Capital to Average Assets	$157,652	11.0%	$71,566	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses and provision for loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk of a downturn in the United States economy, and domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk of increases in our nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect of changes in government regulation of banking and other financial services organizations, which could impact our costs of doing business and restrict our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that is contained in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, which we expect to file with the SEC during the first quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	Dec '19 vs Sept '19 % Change	Dec '19 vs Dec '18 % Change	December 31, 2019	December 31, 2018	% Change
Total interest income	$16,277	$16,767	$16,395	(2.9)%	(0.7)%	$65,677	$62,542	5.0%
Total interest expense	3,734	4,024	3,793	(7.2)%	(1.6)%	16,121	13,620	18.4%
Net interest income	12,543	12,743	12,602	(1.6)%	(0.5)%	49,556	48,922	1.3%
Provision for loan and lease losses	3,750	2,100	—	78.6%	100.0%	9,150	—	—%
Net interest income after provision for loan and lease losses	8,793	10,643	12,602	(17.4)%	(30.2)%	40,406	48,922	(17.4)%
Non-interest income:
Service fees on deposits and other banking services	479	463	372	3.5%	28.8%	1,782	1,549	15.0%
Net gain on sale of securities available for sale	—	—	—	—%	—%	—	48	(100.0)%
Net gain on sale of small business administration loans	163	265	—	(38.5)%	100.0%	1,029	—	—%
Net loss on sale of other assets	—	(6)	—	(100.0)%	—%	(42)	(4)	950.0%
Other non-interest income	727	620	956	17.3%	(24.0)%	2,819	3,042	(7.3)%
Total non-interest income	1,369	1,342	1,328	2.0%	3.1%	5,588	4,635	20.6%
Non-interest expense:
Salaries and employee benefits	6,164	6,070	5,864	1.5%	5.1%	23,411	23,749	(1.4)%
Occupancy and equipment	1,123	1,099	1,050	2.2%	7.0%	4,437	4,190	5.9%
Professional Fees	878	1,118	427	(21.5)%	105.6%	3,982	2,468	61.3%
OREO expenses, net	—	—	131	—%	(100.0)%	69	123	(43.9)%
FDIC Expense	94	165	190	(43.0)%	(50.5)%	427	927	(53.9)%
Other non-interest expense	1,531	1,434	1,473	6.8%	3.9%	5,853	5,513	6.2%
Total non-interest expense	9,790	9,697	9,135	1.0%	7.2%	38,179	36,970	3.3%
Income before income taxes	372	2,288	4,795	(83.7)%	(92.2)%	7,815	16,587	(52.9)%
Income tax expense (benefit)	(68)	658	431	(110.3)%	(115.8)%	2,135	(10,752)	(119.9)%
Net income from continuing operations	440	1,630	4,364	(73.0)%	(89.9)%	5,680	27,339	(79.2)%
Net income	$440	$1,630	$4,364	(73.0)%	(89.9)%	$5,680	$27,339	(79.2)%
Net income allocable to common shareholders	$440	$1,630	$4,364	(73.0)%	(89.9)%	$5,680	$27,339	(79.2)%
Basic income per common share:
Net income available to common shareholders	$0.02	$0.07	$0.19	(71.4)%	(89.5)%	$0.24	$1.17	(79.5)%
Diluted income per common share:
Net income available to common shareholders	$0.02	$0.07	$0.19	(71.4)%	(89.5)%	$0.24	$1.16	(79.3)%
Weighted average number of common shares outstanding:
Basic	23,549	23,356	21,800	0.8%	8.0%	23,499	22,788	3.1%
Diluted	23,714	23,657	23,498	0.2%	0.9%	23,632	23,527	0.4%
Ratios from continuing operations(1):
Return on average assets	0.12%	0.45%	1.27%			0.40%	2.04%
Return on average equity	1.16%	4.36%	12.46%			3.87%	21.40%
Efficiency ratio	70.37%	68.85%	65.58%			69.24%	69.03%
____________________

(1)	Ratios for the three months ended December 31, 2019, September 30, 2019 and December 31, 2018 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2019	December 31, 2018	Increase/ (Decrease)

Cash and due from banks	$17,409	$13,250	31.4%
Interest bearing deposits with financial institutions(1)	202,729	174,468	16.2%
Interest bearing time deposits	2,420	2,420	—%
Investment securities (including stock)	36,254	40,053	(9.5)%
Loans (net of allowances of $13,611 and $13,506, respectively)	1,117,511	1,083,240	3.2%
Other real estate owned	—	1,173	(100.0)%
Net deferred tax assets	8,434	10,935	(22.9)%
Other assets	31,397	23,799	31.9%
Total assets	$1,416,154	$1,349,338	5.0%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$397,000	$340,406	16.6%
Interest bearing deposits
Interest checking	108,941	64,144	69.8%
Savings/money market	416,751	460,355	(9.5)%
Certificates of deposit	276,878	271,097	2.1%
Total interest bearing deposits	802,570	795,596	0.9%
Total deposits	1,199,570	1,136,002	5.6%
Other borrowings	30,000	40,000	(25.0)%
Other liabilities	20,009	14,435	38.6%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,267,106	1,207,964	4.9%
Shareholders’ equity	149,048	141,374	5.4%
Total Liabilities and Shareholders’ Equity	$1,416,154	$1,349,338	5.0%
Book value per share	$6.32	$6.06	4.3%
Shares outstanding, common	23,573,529	21,916,195	7.6%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$198,349	$825	1.65%	$263,219	$1,465	2.21%	$199,990	$1,141	2.26%
Securities available for sale and stock(2)	35,733	257	2.85%	35,105	257	2.90%	39,023	359	3.65%
Loans(3)	1,158,852	15,196	5.20%	1,097,646	15,045	5.44%	1,085,151	14,895	5.45%
Total interest-earning assets	1,392,934	16,278	4.64%	1,395,970	16,767	4.77%	1,324,164	16,395	4.91%
Noninterest-earning assets
Cash and due from banks	16,667			16,551			19,955
All other assets	25,586			25,295			20,602
Total assets	$1,435,187			$1,437,816			$1,364,721
Interest-bearing liabilities:
Interest-bearing checking accounts	$121,012	141	0.46%	$111,614	163	0.58%	$71,257	99	0.55%
Money market and savings accounts	404,608	1,511	1.48%	432,397	1,904	1.75%	443,149	1,940	1.74%
Certificates of deposit	269,722	1,626	2.39%	259,830	1,562	2.39%	277,551	1,299	1.86%
Other borrowings	48,261	249	2.05%	28,804	177	2.44%	40,000	231	2.29%
Junior subordinated debentures	17,527	208	4.71%	17,527	218	4.93%	17,527	224	5.07%
Total interest bearing liabilities	861,130	3,735	1.72%	850,172	4,024	1.88%	849,484	3,793	1.77%
Noninterest bearing liabilities
Demand deposits	404,411			421,524			363,263
Accrued expenses and other liabilities	19,606			17,739			13,013
Shareholders' equity	150,040			148,381			138,961
Total liabilities and shareholders' equity	$1,435,187			$1,437,816			$1,364,721
Net interest income		$12,543			$12,743			$12,602
Net interest income/spread			2.92%			2.89%			3.14%
Net interest margin			3.57%			3.62%			3.78%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$239,268	$5,264	2.20%	$195,736	$3,756	1.92%
Securities available for sale and stock(2)	36,716	1,065	2.90%	39,744	1,160	2.92%
Loans(3)	1,100,082	59,348	5.39%	1,071,874	57,626	5.38%
Total interest-earning assets	1,376,066	65,677	4.77%	1,307,354	62,542	4.78%
Noninterest-earning assets
Cash and due from banks	15,975			16,785
All other assets	26,528			14,577
Total assets	1,418,569			1,338,716
Interest-bearing liabilities:
Interest-bearing checking accounts	$109,234	$645	0.59%	$69,841	$363	0.52%
Money market and savings accounts	438,814	7,635	1.74%	412,366	6,358	1.54%
Certificates of deposit	265,859	6,002	2.26%	315,189	5,349	1.70%
Other borrowings	39,315	947	2.41%	36,209	705	1.95%
Junior subordinated debentures	17,527	892	5.09%	17,527	845	4.82%
Total interest bearing liabilities	870,749	16,121	1.85%	851,132	13,620	1.60%
Noninterest bearing liabilities
Demand deposits	382,198			348,923
Accrued expenses and other liabilities	19,032			10,931
Shareholders' equity	146,590			127,730
Total liabilities and shareholders' equity	1,418,569			1,338,716
Net interest income		$49,556			$48,922
Net interest income/spread			2.92%			3.18%
Net interest margin			3.60%			3.74%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.